EXHIBIT 99.1

Eagle Bancorp Announces Adoption of Plan of Conversion and Reorganization

HELENA, Mont., Dec. 2, 2009 (GLOBE NEWSWIRE) -- Eagle Bancorp ("Eagle") (OTCBB:EBMT), the holding company for American Federal Savings Bank (the "Bank"), announced today that the Boards of Directors of Eagle Financial, MHC (the "Mutual Holding Company"), Eagle and the Bank have unanimously adopted a Plan of Conversion and Reorganization (the "Plan of Conversion") pursuant to which the Bank will reorganize from a two-tier mutual holding company to a stock holding company structure and will undertake a "second-step" stock offering of new shares of common stock.

As part of the reorganization, the Mutual Holding Company, which owns approximately 60.4% of the outstanding common stock of Eagle, will be merged with and into the Bank and its shares in Eagle will be retired. Shareholders of Eagle, other than the Mutual Holding Company, will receive shares in the new corporation that will become the new holding company for the Bank in an exchange offer pursuant to an exchange ratio designed to preserve their aggregate percentage ownership interest in Eagle. This exchange ratio will be determined based upon an appraisal of the new holding company, which will be performed by an independent appraiser at a later date. The headquarters of Eagle and the Bank will remain in Helena, Montana.

The new holding company will offer its shares of common stock in an amount representing the approximate percentage ownership currently held by the Mutual Holding Company, also to be based on the appraisal of the new holding company. The shares will be offered and sold to the Bank's eligible depositors as of November 30, 2008, to the Bank's tax-qualified employee benefit plans and to members of the general public (with preference to natural persons living in the Bank's community as set forth in the Plan of Conversion) in a subscription and community offering, a syndicated community offering and/or a firm commitment offering, if necessary, in the manner, and subject to the priorities, set forth in the Plan of Conversion.

The transactions contemplated by the Plan of Conversion are subject to approval by Eagle's shareholders (other than the Mutual Holding Company), the members of the Mutual Holding Company (depositors of the Bank) and the Office of Thrift Supervision.

Special meetings of Eagle's shareholders and the members of the Mutual Holding Company will be held to approve the Plan of Conversion; it is likely that those meetings will be held near the end of the first quarter of 2010. A prospectus or proxy statement-prospectus, as applicable, and other proxy materials containing detailed information relating to the Plan of Conversion, details of the offering, and business and financial information about Eagle will be sent to shareholders of Eagle and the Mutual Holding Company members prior to the special meetings.

The Bank's normal business operations will continue without interruption during the conversion and offering process. The transaction will not affect the existing terms and conditions of deposit accounts and loans with the Bank. Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 60% of Eagle Bancorp's outstanding common stock.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of Eagle are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Forward-Looking Statements -- This press release may contain forward-looking statements with respect to Eagle Bancorp. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; and (6) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans. All information set forth in this press release is current as of the date of this release and Eagle undertakes no duty or obligation to update this information.

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President and CFO
            (406) 457-4007